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                                                                    EXHIBIT 99.1



NEWS RELEASE



[NEXTEL PARTNERS INC LOGO]

                                         Nextel Partners, Inc.
                                         4500 Carillon Point
                                         Kirkland, Wash. 98033
                                         (425) 576-3600

                                                                       CONTACTS:
                                            INVESTORS: ALICE KANG (425) 576-3696
                                          MEDIA:  SUSAN JOHNSTON (425) 576-3617


       NEXTEL PARTNERS STRENGTHENS BOARD OF DIRECTORS WITH KEY EXECUTIVES


KIRKLAND, WASH. -- July 24, 2002 -- Nextel Partners, Inc. (NASDAQ: NXTP) today announced Adam M. Aron and Caroline H. Rapking have joined the company's board of directors. As part of their board participation, Aron and Rapking will both serve on the company's audit committee, which is comprised entirely of independent directors.

Aron serves as chief executive officer and chairman of the board of Vail Resorts, Inc., which manages extensive hospitality, dining, retail and real estate businesses generating $700 million in annual revenues. Before joining Vail Resorts, Aron served as president and CEO of Norwegian Cruise Line and previously was chief marketing officer of Hyatt Hotels and United Airlines. Aron serves on the board of directors of several organizations including Carey International and ResidenSea Ltd., the Vail Resorts Board, Yale University's Chief Executive Leadership Institute, and the Travel Industry Association of America. Personally, Aron has twice been recognized among the "Ad Age Marketing 100" -- the 100 best marketers in the U.S.

Rapking is a vice president with the Public Sector Group of American Management Systems (AMS), an international business and information technology consulting firm, where she has helped design and implement technology and business solutions to improve government management and service delivery. Rapking is active in a number of professional organizations including the National Association of State Auditors, Comptrollers and Treasurers, the National Association of State Chief Information Officers, Women Executives in State Government, and the Government Finance Officers Association. Rapking also serves on the Maxwell School Advisory Board for Syracuse University.

"With their in-depth financial management, public service and information technology experience, Adam and Caroline are exemplary additions to our board," said John Chapple, president, chief executive officer and chairman of the board of Nextel Partners. "We look forward to the benefit of their perspective and leadership as we continue our unwavering focus on growing our business and exceeding customers' expectations."

ABOUT NEXTEL PARTNERS

Nextel Partners, Inc., (NASDAQ: NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 30 states where approximately 51 million people reside. Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel including digital cellular, text and numeric messaging,



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wireless Internet access and Nextel Direct Connect(R) digital two-way radio, all in a single wireless phone. Nextel Partners customers can seamlessly access these services anywhere on Nextel's or Nextel Partners' all-digital wireless network, which currently covers 197 of the top 200 U.S. markets. To learn more about Nextel Partners, visit nextelpartners.com. To learn more about Nextel's services, visit nextel.com.


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